Exhibit 99.2

Warren Staley Named to PACCAR Board

November 7, 2008, Bellevue, Washington – Mr. Warren R. Staley has been named to PACCAR Inc’s Board of Directors, effective December 9, 2008, according to Mark C. Pigott, PACCAR chairman and chief executive officer.

Mr. Staley served as chairman and chief executive officer of Cargill, Inc., an international provider of food, agricultural and risk management products and services from 1999 until his retirement in 2007. Cargill is the second largest privately held company in the United States. He joined Cargill in 1969 and was elected president and chief operating officer in 1998, chief executive officer and chairman in 1999.

“PACCAR is very pleased that Mr. Staley will be joining the Board. His excellent leadership of a sophisticated global company engaged in many industries will provide a strategic insight that will benefit PACCAR and its shareholders,” said Mark Pigott.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR, and its homepage is www.paccar.com.